FOR IMMEDIATE RELEASE

Contact: Debbie Nalchajian-Cohen
Phone: 559-222-1322
Cell: 559-282-1312

CENTRAL VALLEY COMMUNITY BANCORP
SUCCESSFULLY COMPLETES ACQUISITION OF VISALIA COMMUNITY BANK

Merger bolsters assets over $1 billion for 33 year-old community bank

FRESNO, CALIFORNIA…July 1, 2013… The Board of Directors of Central Valley Community Bancorp (Company) (NASDAQ: CVCY), a bank holding company headquartered in Fresno, California and the parent company of Central Valley Community Bank (Bank), announced today the successful completion of the previously announced acquisition of Visalia Community Bank (OTCBB: VSMU), headquartered in Visalia, California. As part of the acquisition, Visalia Community Bank (VCB) merged with and into Central Valley Community Bank.
The acquisition, which was first announced on December 19, 2012, was concluded following receipt of Visalia Community Bank shareholder approval and all required regulatory approvals. As of March 31, 2013, VCB had total assets of approximately $203 million. On a pro forma consolidated basis with VCB, the Company would have had approximately $1.1 billion in assets. The Company projects the acquisition of Visalia Community Bank to be accretive to earnings in the first year of the combined operations. The Visalia Community Bank name and physical signage change to Central Valley Community Bank, in addition to the conversion of all operational systems is planned for the weekend of July 26-28, 2013.
In connection with the merger, each share of VCB common stock was converted into the right to receive 2.971 shares of Central Valley Community Bancorp common stock and $26.00 in cash. The
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Company is issuing an aggregate of approximately 1.263 million shares of its common stock and aggregate cash of $11.050 million to VCB shareholders. Based on the closing price of the Company’s common stock on June 28, 2013 of $10.08 per share, the aggregate consideration to be paid to VCB common shareholders is approximately $23.78 million.
The Central Valley Community Bancorp and Central Valley Community Bank directors and management team, led by Daniel J. Doyle, president and CEO, will continue to lead the combined team of professional bankers. F. T. “Tommy” Elliott, IV, former chairman of the board of directors of Visalia Community Bank, will join Central Valley Community Bancorp’s board of directors beginning July 17, 2013. This merger with Visalia Community Bank represents the third acquisition for Central Valley Community Bancorp, which acquired Service 1st Bancorp and its subsidiary Service 1st Bank on November 12, 2008, and Bank of Madera County on January 1, 2005.
“We are proud of the hard work accomplished to finalize our third acquisition and we look forward to the successful blending of our two like-minded community banks, each well-known for its excellent customer service and community advocacy. The merger completes another step in our long-term strategy to increase our presence throughout California’s San Joaquin Valley with the addition of three offices in Visalia and one in Exeter. This growth enhances opportunities for businesses, customer relationships, employees and the communities we serve. Our 33-year-old professional banking institution now manages a combined total of 21 full-services offices, located in 14 different Valley communities, and spans seven counties throughout the San Joaquin Valley”, stated Daniel J. Doyle, president and CEO of Central Valley Community Bancorp and Central Valley Community Bank.
“The merger will also enhance the Bank’s future performance with the addition of outstanding new employees whose loyal customers value the same excellent quality service standards as our Bank. Additionally, our new and existing employees will benefit by the opportunity for new employment advancement, deeper lending and agricultural banking resources to nurture local business growth,” concluded Doyle.
Visalia Community Bank was established in 1977 as a full-service community bank headquartered in Visalia, California with offices in Visalia and Exeter, California. Its principal focus has been to serve the business banking needs of local businesses, professionals and individuals in Tulare County.
Central Valley Community Bancorp trades on the NASDAQ stock exchange under the symbol CVCY. Central Valley Community Bank, headquartered in Fresno, California, was founded in 1979 and is the sole banking subsidiary of Central Valley Community Bancorp. Central Valley Community Bank
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currently operates 21 full-service offices in Clovis, Exeter, Fresno, Kerman, Lodi, Madera, Merced, Modesto, Oakhurst, Prather, Sacramento, Stockton, Tracy and Visalia, California.
Additionally, the Bank operates Commercial Real Estate Lending, SBA Lending and Agribusiness Lending Departments. Investment services are provided by Investment Centers of America and insurance services are offered through Central Valley Community Insurance Services LLC.
Members of Central Valley Community Bancorp’s and the Bank’s Board of Directors are: Daniel N. Cunningham (Chairman), Sidney B. Cox, Edwin S. Darden, Jr., Daniel J. Doyle, Steven D. McDonald, Louis McMurray, William S. Smittcamp, Joseph B. Weirick, and Wanda L. Rogers (Director Emeritus). More information about Central Valley Community Bancorp and Central Valley Community Bank can be found at www.cvcb.com. Also, visit Central Valley Community Bank on Twitter and Facebook.
Central Valley Community Bancorp received a fairness opinion from Sandler O’ Neill + Partners, LP, and Downey Brand LLP served as legal advisor.  Visalia Community Bank received advisory service and a fairness opinion from FIG Partners, LLC, and its legal counsel was King, Holmes, Paterno & Berliner.

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Forward-looking Statements- Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements contained herein that are not historical facts, such as statements regarding the Company’s current business strategy and the Company’s plans for future development and operations, are based upon current expectations. These statements are forward-looking in nature and involve a number of risks and uncertainties.  Such risks and uncertainties include, but are not limited to (1) significant increases in competitive pressure in the banking industry; (2) the impact of changes in interest rates, a decline in economic conditions at the international, national or local level on the Company’s results of operations, the Company’s ability to continue its internal growth at historical rates, the Company’s ability to maintain its net interest margin, and the quality of the Company’s earning assets; (3) changes in the regulatory environment; (4) fluctuations in the real estate market; (5) changes in business conditions and inflation; (6) changes in securities markets; and (7) the other risks set forth in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012.  Therefore, the information set forth in such forward-looking statements should be carefully considered when evaluating the business prospects of the Company.